Exhibit 99.1

News
For Immediate Release

WildHorse Resource Development Corporation Announces Closing of North Louisiana

Divestiture and Completes Borrowing Base Redetermination

HOUSTON, March 29, 2018 – WildHorse Resource Development Corporation (NYSE: WRD) announced today that it has closed the sale of its previously announced divestiture of its North Louisiana assets. WRD received net proceeds of approximately $217 million, subject to post-closing adjustments. Subsequent to the closing of the divestiture, 100% of WRD’s assets are located in the Eagle Ford Shale and Austin Chalk of East Texas.

In addition, WRD completed the regularly scheduled semi-annual redetermination of the borrowing base under its revolving credit facility. The redetermination, which includes the impact of the closed North Louisiana divestiture, resulted in an increased borrowing base of $1.05 billion from $875 million. The next regularly scheduled borrowing base redetermination is expected to occur in October 2018.

“The sale of our North Louisiana assets completes the transition of WRD to a pure-play in the Eagle Ford and Austin Chalk,” said Jay Graham, Chairman and Chief Executive Officer of WRD. “As a pure play, we will be able to focus entirely on our high-return Eagle Ford and Austin Chalk assets and projects such as the construction of our in-field sand mine. Furthermore, the proceeds from the North Louisiana sale and our increased borrowing base will help to fund our Eagle Ford program and bridge the gap to becoming free cash flow positive in the near future. In our 2018 program, we will extensively test various aspects of our completion design and will bring online 60% of our wells on four-well pads testing a variety of spacing assumptions. With a 404,000 net acre position, this year is about setting the groundwork on our completion and pad design in order to methodically develop this tremendous asset with over 30 years of inventory.”

2018 Development Plan

As previously announced, WRD projects 2018 average daily production between 46 - 49 Mboe/d consisting of 31 - 35 Mbbls/d of oil, 45 – 55 MMcf/d of natural gas, and 5 - 7 Mbbls/d of NGLs. At the mid-point of guidance, this represents a total company production growth rate of 54% and an Eagle Ford production growth rate of 90% over 2017’s average daily production.

This guidance remains unchanged from the February 12, 2018 press release which presented a case for the successful closing of the North Louisiana divestiture.

WRD estimates a fiscal year 2018 D&C capex budget of approximately $700 - $800 million. Drilling and completion activity will be weighted toward the first half of 2018 as WRD transitions from 7.0 rigs at the beginning of the year to 4.0 rigs at mid-year for an average of 4.8 rigs in the Eagle Ford and Austin Chalk during 2018. WRD has no commitments on its drilling rig fleet. In addition, WRD expects to transition from 4.0 completion crews in the first half of the year to 3.0 completion crews in the second half of 2018.

The budget also allocates between $65 - $75 million of non-D&C capital expenditure for the acquisition and construction of WRD’s recently announced sand mine which is expected to produce savings of $400,000 to $600,000 per well upon completion by the first quarter of 2019. WRD expects its capital budget to be funded by cash on hand, the proceeds of the North Louisiana divestiture, and borrowings under its revolving credit facility.

For the full year 2018, WRD expects to spud 100 to 110 gross wells and to bring online 100 to 110 gross wells which include 90 – 100 Eagle Ford wells and 8 Austin Chalk wells. For wells brought online in 2018, WRD estimates an average working interest of approximately 93% in the Eagle Ford and 96% in the Austin Chalk.

The table below shows WRD’s fiscal year 2018 guidance updated for the North Louisiana divestiture. Because the North Louisiana divestiture closed on March 29, 2018, the earnings results for the first quarter of 2018 will include between 65 – 75 MMcfe/d of production from the North Louisiana asset. The effective date of the divestiture is January 1, 2018.

	FY 2018 Guidance
	Low		High
Net Average Daily Production (Mboe/d)	46	-	49
Oil (Mbbls/d)	31	-	35
Natural Gas (MMcf/d)	45	-	55
NGLs (Mbbls/d)	5	-	7

Average Costs (per Boe)
Lease Operating Expense	($2.90)	-	($3.40)
Gathering, Processing, and Transportation	($1.10)	-	($1.40)
Cash General and Administrative(1)	($2.00)	-	($2.50)
Taxes Other than Income (% of oil & gas revenue)	5.0%	-	6.0%

Commodity Price Realizations (Unhedged)(2)
Crude Oil Realized Price (% of WTI NYMEX)	98%	-	102%
Natural Gas Realized Price (% of NYMEX to Henry Hub)	90%	-	94%
NGL Realized Price (% of WTI NYMEX)	33%	-	37%

Drilling Program
Wells Spud (Gross)	100	-	110
Wells Completed (Gross)	100	-	110
D&C Capital Expenditure ($MM)	$700	-	$800
Sand Mine Capital Expenditure ($MM)	$65	-	$75

Note: Guidance as of February 12, 2018

(1)

Excludes non-cash compensation charges associated with grants under our LTIP and incentive units issued to certain of our officers and employees. WRD does not guide to anticipated average non-cash general and administrative costs. Please see cautionary language in the appendix for additional disclosures. See “Cautionary Statements and Additional Disclosures” in the Appendix section of this press release for more information.

(2)	Based on strip pricing as of February 9, 2018.

First Quarter 2018 Earnings Conference Call

WRD will report its first quarter 2018 financial and operating results after the market closes for trading on May 9, 2018. On the morning of May 10, 2018, management will host a first quarter 2018 earnings conference call at 8 a.m. Central (9 a.m. Eastern). Interested parties are invited to participate on the call by dialing (877) 883-0383 (Conference ID: 7787856), or (412) 902-6506 for international calls, (Conference ID: 7787856) at least 15 minutes prior to the start of the call or via the internet at www.wildhorserd.com. A replay of the call will be available on WRD’s website or by phone at (877) 344-7529 (Conference ID: 10118478) for a seven-day period following the call.

WRD also announced that members of WRD’s management team intend to participate in the Tudor Pickering Holt’s Hotter ‘N Hell Conference in Houston, Texas on May 14 - 16, 2018. Presentation materials for the conference will be available on WRD’s website at www.wildhorserd.com under the Investor Relations tab.

About WildHorse Resource Development Corporation

WildHorse Resource Development Corporation is an independent oil and natural gas company focused on the acquisition, exploration, development and production of oil, natural gas and NGL properties primarily in the Eagle Ford Shale and Austin Chalk in East Texas. For more information, please visit our website at www.wildhorserd.com.

Cautionary Statements and Additional Disclosures

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “will,” “plans,” “seeks,” “believes,” “estimates,” “could,” “expects” and similar references to future periods. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond WRD’s control. All statements, other than historical facts included in this press release, that address activities, events or developments that WRD expects or anticipates will or may occur in the future, including such things as WRD’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, future drilling locations and inventory, competitive strengths, goals, expansion and growth of WRD’s business and operations, plans, successful consummation and integration of acquisitions and other transactions, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although WRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

WRD cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond WRD’s control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in WRD’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by WRD will be realized, or even if realized, that they will have the expected consequences to or effects on WRD, its business or operations. WRD has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Some of the above results are preliminary. Such preliminary results are based on the most current information available to management. As a result, WRD’s final results may vary from these preliminary estimates. Such variances may be material; accordingly, you should not place undue reliance on these preliminary estimates.

Cash General and Administrative Expenses per Boe

Our presentation of cash G&A expenses is a non-GAAP measure. We define cash G&A as total G&A determined in accordance with GAAP less non-cash equity compensation expenses, and we may express it on a per Boe basis. We report and provide guidance on cash G&A because we believe this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, management believes cash G&A is used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and natural gas industry to allow for analysis of G&A spend without regard to stock-based compensation programs which can vary substantially from company to company. Cash G&A should not be considered as an alternative to, or more meaningful than, total G&A as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

Contact:

WildHorse Resource Development Corporation

Pearce Hammond, CFA (713) 255-7094

Vice President, Investor Relations

ir@wildhorserd.com

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